Exhibit 10.23

STOCKPILE ROYALTY AGREEMENT

THIS STOCKPILE ROYALTY AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2011 (“Effective Date”) by and between WILDCAT MINING CORPORATION, a Nevada corporation (“Wildcat”) and certain investors in Wildcat, each of whose name is set forth in Schedule 1 attached hereto (each an “Investor” and collectively, the “Investors”).

R E C I T A L S:

WHEREAS, Investors have purchased a total of 2,500,002 shares of Wildcat’s common stock in connection with the private offering of common stock by Wildcat, dated October 7, 2011 (the “Offering”); and

WHEREAS, as part of the Offering, Investors are entitled to receive a royalty on the ore that has been mined and is stockpiled on Wildcat’s Property (as defined below) upon the terms and conditions set forth herein.

NOW, THEREFORE, for the reasons set forth hereinabove, and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions.  The following terms shall have the meanings set forth below unless the context otherwise requires:

(a)           “Subject Minerals” means approximately 8,000 cubic yards of ore stockpiled above ground and located on the Property as of the Effective Date.

(b)           “Production Royalty” means the royalty payable to Investors on the Subject Minerals as calculated in Section 2 below.

(c)           “Property” means the real property owned or leased by Wildcat and located in the California Mining District, La-Plata County, Colorado.

2.           Production Royalty.  The Production Royalty payable with respect to the Subject Minerals from the Property shall be determined and calculated as follows:

(a)           Whether Wildcat elects to sell the Subject Minerals in raw form, before any processing or beneficiation, or elects to process the Subject Minerals through a smelter or other processing facility, the Production Royalty shall be equal to three (3%) of the “net proceeds” received by Wildcat from the purchaser, smelter or other processing facility.  As used herein, “net proceeds” shall mean the gross amount received from the purchaser, smelter or other processing facility less deductions for: (i) actual transportation costs from the Property to the point of sale, smelter; or other processing facility; (ii) if applicable, actual smelting or other processing costs (to the extent the smelter or other processor has not already deducted them before making payment); and (iii) penalties and sampling or assaying costs imposed by the purchaser, smelter or other processing facility. No deductions shall be made for mining costs.

(b)           If any sale of the Subject Minerals on which the Production Royalty is payable hereunder is not made in a bona fide, arms’ length transaction with an independent third party, the fair market value of the Subject Minerals sold shall be used for the purposes of determining the Production Royalty payable to Investors.

(c)           The Production Royalty payments shall accrue monthly at the end of each month, and shall become due and payable monthly on the 15th day of the following month.  The Production Royalty shall be paid pro-rata to Investors based on the number of shares acquired in the Offering as set forth in Schedule 1 attached hereto.

(d)           The Production Royalty payments shall be accompanied by a settlement sheet showing in reasonable detail the quantities and grades of the Subject Minerals processed for the preceding month, the proceeds of sale, costs and other deductions, and other pertinent information in sufficient detail to explain the calculation of the Production Royalty payments, including data pertaining to the weighing, sampling, and assaying of the Subject Minerals for the calculation of the Production Royalty due hereunder.

3.           Nature of Interest.  The parties hereto agree that the Production Royalty interests do not provide Investors with the privilege or power to enter onto the Property, nor the right to sell or remove any of the Subject Minerals from the Property, nor any right to seek partition of the mineral estate in the Property.  Further, the parties hereto agree that the Production Royalty interests conveyed hereby shall be cost-free, and Wildcat agrees to pay all costs, expenses, and taxes (including severance taxes) on production.  Investors shall be liable for and pay all income taxes on money paid to them.

4.           Entire Agreement; Amendment.  This Agreement contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither Wildcat nor Investors make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by Wildcat and Investors.

5.           Waivers.  No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

6.           Headings.  The headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

7.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applied to contracts to be performed wholly within the State of Nevada, without regard to conflicts of laws principles.  Wildcat and Investors hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of Nevada or of the United States of America in Nevada, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive.  Wildcat and Investors hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum and also hereby irrevocably waive any right or claim to trial by jury in connection with any such action, proceeding or claim.  Wildcat and Investors hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

8.           WAIVER OF JURY TRIAL.  WILDCAT AND INVESTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  INVESTORS EACH ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO WILDCAT ENTERING INTO THIS AGREEMENT, THAT WILDCAT WOULD NOT HAVE ENTERED INTO THIS AGREEMENT WITHOUT THIS JURY TRIAL WAIVER, AND THAT INVESTOR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER.

9.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.  Signatures delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, will be given the same legal force and effect as original signatures.

10.           Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties have executed this Stockpile Royalty Agreement as of the date first above written.

WILDCAT MINING CORPORATION a Nevada corporation By: /s/ Roger Tichenor Roger Tichenor Chief Executive Officer

/s/ Dominick Viesta	/s/ Brian Walsh
Dominick Viesta	Brian Walsh, as president of BJI Financial Group, Inc.

/s/ Dana Kaban	/s/ Stan G. Horowitz
Dana Kaban	Stan G. Horowitz

/s/ Louis Schiliro	/s/ Lawrence Berkeley
Louis Schiliro	Lawrence Berkeley

/s/ Philip Berkeley	/s/ Jonathon Tanzman
Philip Berkeley	Jonathon Tanzman

/s/ Robert Callaghan	/s/ Harold L. Libby
Robert Callaghan	Harold L. Libby

STANLEY B. KANE REVOCABLE TRUST By: /s/ Stanley B. Kane Stanley B. Kane, as its trustee	CARL S. CANNOVA LLC REV. TRUST By: /s/ Carl S. Cannova Carl S. Cannova, as its Trustee

/s/ Steve Guarino	/s/ Kathleen Guarino
Steve Guarino	Kathleen Guarino

/s/ Marc Rock	/s/ Jared Kaban
Marc Rock	Jared Kaban

SCHEDULE 1

Stan G. Horowitz	166,667
Philip Berkeley	166,667
Lawrence Berkeley	100,000
Harold Libby	333,333
Carl S. Cannova LLC Revocable Trust	166,667
Louis Schiliro	166,667
Stanely B. Kane Revocable Trust	166,667
Robert Callaghan	100,000
Jonathan Tanzman	100,000
BJI Financial Group Inc.	100,000
Jared Kaban	116,667
Marc Rock	116,667
Dominick Viesta	100,000
Dana Kaban	100,000
Steve & Kathleen Guarino JTWROS	500,000

Total Shares	2,500,002